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                                  Exhibit 10.4

                          FORM OF EMPLOYMENT AGREEMENT
                          ----------------------------

     THIS EMPLOYMENT AGREEMENT, dated as of this ____ day of ________, 2001, by and between Virginia Financial Group, Inc., a Virginia corporation (the "Company"), and Jeffrey W. Farrar (the "Executive").

     WHEREAS, the Executive has been a key executive officer of Virginia Commonwealth Financial Corporation ("VCFC") and, by Agreement and Plan of Reorganization, dated as June 12, 2001 (the "Merger Agreement"), VCFC and Virginia Financial Corporation have agreed to merge and form the Company (the "Merger");

     WHEREAS, the Merger Agreement provides that the parties will enter into this Agreement to provide for the continued employment of the Executive by the Company following the Merger;

     WHEREAS, the Company considers the availability of the Executive's services to be important to the management and conduct of the Company's business and desires to secure the continued availability of the Executive's services; and

     WHEREAS, the Executive is willing to make his services available to the Company on the terms and subject to the conditions set forth herein.

     In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

                        Part I: General Employment Terms
                        ---------------------------------

     1. Employment and Duties. Conditional upon consummation of the Merger and the Executive continuing in the employment of VCFC until the Effective Date of the Merger (the "Effective Date"), and effective at the Effective Date, the Executive shall be employed by the Company as its Executive Vice President and Chief Financial Officer. The Executive accepts such employment and agrees to perform the managerial duties and responsibilities of Executive Vice President and Chief Financial Officer. The Executive agrees to devote his time and attention on a full-time basis to the discharge of such duties and responsibilities of an executive nature as may be assigned him by the Board of Directors of the Company. The Executive may accept any elective or appointed positions or offices with any duly recognized associations or organizations whose activities or purposes are closely related to the banking business or service to which would generate good will for the Company and its subsidiaries.

     2. Term. The term of this Agreement (the "Term") shall commence at the Effective Date and shall continue through December 31, 2004, unless terminated or extended as hereinafter provided. This Agreement shall be extended for successive one-year periods following the original term unless either party notifies the other in writing at least ninety (90) days prior to the end of the original term, or the end of any additional one-year renewal term, that the Agreement shall not be extended beyond its current term.
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     3.  Compensation.

     (a) Base Salary. For the remainder of 2001 and for 2002, the Company shall pay the Executive an annual base salary not less than $130,000. Such base salary shall be paid to the Executive in accordance with established payroll practices of the Company. For 2003 and for each remaining year of this Agreement, including any renewal term, the Company agrees to review the Executive's base salary and to consider implementing changes to such base salary as it may deem appropriate; however, such base salary shall not be less than $130,000.

     (b) Annual Bonus. During the term of this Agreement, the Executive will be eligible to participate in an annual incentive plan that will establish measurable criteria and incentive compensation levels payable to the Executive for corporate performance in relation to defined threshold benchmarks. The Compensation Committee or the Board of Directors of the Company, as the case may be, will consult with management to establish the targeted corporate performance levels for the Company on an annual basis consistent with the Company's business plan and objectives. Achievement of the targeted corporate performance levels will result in an annual cash bonus payment equal to at least 28% of the Executive's then current annual base salary. To the extent the Company exceeds the targeted performance levels, the incentive plan will provide a means by which the annual bonus will be increased. Similarly, the incentive plan will provide a means by which the annual bonus will be decreased if the targeted performance levels are not achieved, provided certain minimum threshold benchmarks have been satisfied. Any bonus payments due hereunder shall be paid to the Executive no later than 75 days after the end of the year.

     (c) Stock Compensation. Subject to the annual approval of the Compensation Committee or the Board of Directors, as the case may be, the Executive will receive during the term of this Agreement an annual stock award under the Company's 2001 Incentive Stock Plan with a value equal to at least 20% of his then current base salary. The stock award, which will consist of stock options or restricted stock grants, or any combination thereof, will include such vesting and other terms and conditions as determined in the sole discretion of the Compensation Committee or the Board of Directors in accordance with the 2001 Incentive Stock Plan. The valuation of the stock award will be determined using the Black-Scholes or similar methodology as determined by the Company.

     4.  Benefits.

     (a) During the term of this Agreement, the Executive shall be eligible to participate in any plans, programs or forms of compensation or benefits that the Company or its subsidiaries provide to the class of employees that includes the Executive, on a basis not less favorable than that provided to such class of employees, including, without limitation, group medical, disability and life insurance, vacation and sick leave, and a retirement plan; provided however, a reasonable transition period following any change in control, merger, statutory share exchange, consolidation, acquisition or transaction involving the Company or any of its subsidiaries shall be permitted in order to make appropriate adjustments in compliance with this Section 4(a). The Company will allow the Executive to continue to make salary deferral contributions to the Executive Deferred Compensation Plan.

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     (b) The Executive shall be entitled to [__________] weeks vacation annually without loss of pay.

     (c) The Company will pay the Executive's country club initiation fee and dues on such basis as may be determined by the Board of Directors of the Company from time to time.

     (d) During the term of this Agreement, the Company shall provide the Executive with an appropriate automobile or automobile allowance as determined by the Board of Directors of the Company.

     5. Reimbursement of Expenses. The Company shall reimburse the Executive promptly, upon presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive, including, without limitation, those expenses incurred by the Executive and his spouse in attending trade and professional association conventions, meetings and other related functions. However, the Company reserves the right to review these expenses periodically and determine, in its sole discretion, whether future reimbursement of such expenses to the Executive will continue without prior Board approval of the expenses.

     6.  Termination of Employment.

     (a) Death or Incapacity. The Executive's employment under this Agreement shall terminate automatically upon the Executive's death. In the event of termination due to the death of the Executive, his survivors, designees or estate shall continue to receive, in addition to all other benefits accruing upon death, full compensation hereunder for a period of three (3) months following the month in which his death occurred. If the Company determines that the Incapacity, as hereinafter defined, of the Executive has occurred, it may terminate the Executive's employment and this Agreement upon thirty (30) days' written notice provided that, within thirty (30) days after receipt of such notice, the Executive shall not have returned to full-time performance of his assigned duties. "Incapacity" shall mean the failure of the Executive to perform his assigned duties with the Company on a full-time basis as a result of mental or physical illness or injury as determined by a physician selected by the Company for the greater of ninety (90) consecutive calendar days or the longest waiting period under any long term disability insurance contract or program provided to him as an employee.

     (b) Termination by Company With or Without Cause. The Company may terminate the Executives employment during the term of this Agreement, with or without Cause. For purposes of this Agreement, "Cause" shall mean:

          (i) continual or deliberate neglect by the Executive in the performance of his material duties and responsibilities as established from time to time by the Board of Directors of the Company, or the Executive's willful failure to follow reasonable instructions or policies of the Company after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the Company) to remedy such failure;

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          (ii) conviction of, indictment for (or its procedural equivalent), entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or the commission of an act of embezzlement or fraud against the Company or any subsidiary or affiliate thereof;

          (iii) any breach by the Executive of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of the Company, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Company) to remedy such breach or violation;

          (iv) dishonesty of the Executive with respect to the Company or any subsidiary or affiliate thereof, or breach of a fiduciary duty owed to the Company or any subsidiary or affiliate thereof; or

          (v) the willful engaging by the Executive in conduct that is reasonably likely to result, in the good faith judgment of the Company, in material injury to the Company, monetarily or otherwise.

     (c) Termination by Executive for Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

          (i) the continued assignment to the Executive of duties inconsistent with the Executive's position, authority, duties or responsibilities as contemplated by Section 1 hereof or, in the event of a Change in Control (as hereinafter defined), Section 10(a);

          (ii) any action taken by the Company which results in a substantial reduction in the status of the Executive, including a diminution in his position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and/or inadvertent action not taken in had faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

          (iii) the relocation of the Executive to any other primary place of employment which might require him to move his residence which, for this purpose, includes any reassignment to a place of employment located more than 50 miles from the Executive's initially assigned place of employment, without the Executive's express written consent to such relocation; provided, however, this subsection (iii) shall not apply in connection with the relocation of the Executive if the Company decides to relocate its headquarters; or

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          (iv) any failure by the Company, or any successor entity following a
Change in Control, to comply with the provisions of Sections 3 and 4 or Section 10(b) hereof or to honor any other term or provision of this Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive.

     (d) Incapacity. If payments under a long term disability policy or plan shall cease due to discontinuance of the plan for failure for any reason of the provider of such policy to continue to make payments, the Company will provide the benefits to the Executive in accordance with the terms of such policy or plan as if it were still in full force and effect. Notwithstanding the above, in no event shall the Company's obligation under this subparagraph be for more than two years.

     7.  Obligations of the Company Upon Termination.

     (a) Without Cause; Good Reason. Except as set forth in Sections 7(b) and 7(c) below, if, during the term of this Agreement, the Company shall terminate the Executive's employment without Cause or the Executive shall terminate employment for Good Reason, the Company will pay to the Executive in a lump sum within thirty (30) days after the termination of employment the sum of the Executive's annual base salary through the date of termination to the extent not theretofore paid and the balance of the Executive's annual base salary for a period of eighteen (18) months from the date of termination of employment. The Company shall also maintain in full force and effect for the Executive's continued benefit, until eighteen (18) months from the date of termination of employment, all health and insurance plans as required by federal law, and provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. If the Company reasonably determines that maintaining such health and insurance plans in full force and effect for the benefit of the Executive until eighteen months from the date of termination of employment is not feasible, the Company shall pay the Executive a lump sum equal to the estimated cost of maintaining such plans for the Executive for eighteen months. In addition, stock option and similar agreements with the Executive evidencing the grant of a stock option or other award under the Company's Stock Incentive Plan, or any successor plan, will provide that the vesting of such stock awards will accelerate and become immediately exercisable and fully vested as of the date of termination of employment without Cause or for Good Reason. In the case of stock options, the Executive will have at least ninety (90) days after termination of employment, or such longer period as may be provided for in the separate stock option agreement, to exercise the option.

     (b) Non-Competition. Notwithstanding the foregoing, all such payments and benefits under Section 7(a) otherwise continuing for periods after the Executive's termination of employment shall cease to be paid, and the Company shall have no further obligation due with respect thereto, in the event the Executive engages in "Competition" or makes any "Unauthorized Disclosure of Confidential Information." In addition, in exchange for the payments on termination as provided herein, other provisions of this Agreement and other valuable consideration hereby acknowledged, the Executive agrees that he will not engage in competition for a period of eighteen (18) months after the Executive's employment with the Company ceases for any reason, including the expiration or nonrenewal of this Agreement. For purposes hereof:

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          (i) "Competition" means the Executive's engaging without the written consent of the board of directors of the Company or a person authorized thereby, in an activity as an officer, a director, an employee, a partner, a more than one percent shareholder or other owner, an agent, a consultant, or in any other individual or representative capacity within 50 miles of the Company's headquarters or any branch office of the Company or any of its subsidiaries (unless the Executive's duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to such competitive activity) if it involves:

               (A) engaging in or entering into the business of any banking, lending or any other business activity in which the Company or any of its affiliates is actively engaged at the time the Executive's employment ceases, or

               (B) soliciting or contacting, either directly or indirectly, any of the customers or clients of the Company or any of its affiliates for the purpose of competing with the products or services provided by the Company or any of its affiliates, or

               (C) employing or soliciting for employment any employees of the Company or any of its affiliates for the purpose of competing with the Company or any of its affiliates.

          (ii) "Unauthorized Disclosure of Confidential Information" means the use or disclosure of information in violation of Section 8 of this Agreement.

          (iii) For purposes of this Agreement, "customers" or "clients" of the Company or any of its affiliates means individuals or entities to whom the Company or any of its affiliates has provided banking, lending, or other similar financial services at any time from the Effective Date through the date the Executive's employment with the Company ceases.

     (c) Death or Incapacity. If the Executive's employment is terminated by reason of death or incapacity in accordance with Section 6(a) hereof, this Agreement shall terminate without further obligation to the Executive or his legal representatives under this Agreement except as otherwise specified in
Section 6(a).

     (d) Cause; Other Than for Good Reason. If the Executive's employment shall be terminated for Cause or for other than Good Reason, this Agreement shall terminate without any further obligation of the Company to the Executive other than to pay to the Executive his annual base salary through the date of termination. The Executive will still be required to comply with the non-competition and confidentiality covenants set forth in Section 7(b).

     (e) Remedies. The Executive acknowledges that the restrictions set forth in paragraph 7(b) of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of the Company. The Executive further acknowledges that if he breaches or threatens to breach any provision of paragraph 7(b), the Company's remedies at law will be inadequate, and the

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Company will be irreparably harmed. Accordingly, the Company shall he entitled to an injunction, both preliminary and permanent, restraining the Executive from such breach or threatened breach, such injunctive relief not to preclude the Company from pursuing all available legal and equitable remedies. In addition to all other available remedies, if the Executive violates the provisions of paragraph 7(b), the Executive shall pay all costs and fees, including attorneys' fees, incurred by the Company in enforcing the provisions of that paragraph. If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under paragraph 7(b) of this Agreement, the Company shall reimburse the Executive for reasonable legal fees incurred to defend that claim.

     8. Confidentiality. The Executive recognizes that as an employee of the Company he will have access to and may participate in the origination of non-public, proprietary and confidential information and that he owes a fiduciary duty to the Company. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Company or its customers that is not generally known to the public or in the banking industry. The Executive agrees that he will never use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by the Company.

                           Part II: Change in Control
                           ---------------------------

     9. Employment After a Change in Control. If a Change in Control of the Company occurs during the term of this Agreement, and the Executive is employed by the Company on the date the Change in Control occurs (the "Change in Control Date"), the Company will continue to employ the Executive in accordance with the terms and conditions of this Agreement for the period beginning on the Change in Control Date and ending on the third anniversary of such date (the "Change in Control Employment Period"). If a Change in Control occurs on account of a series of transactions, the Change in Control Date is the date of the last of such transactions. Notwithstanding any other term or provision of this Agreement, in the event of a Change in Control of the Company, Sections 9 through 15 in this Part II shall become effective and govern the terms and conditions of the Executive's employment.

     10. Terms of Employment.

     (a) Position and Duties. During the Change in Control Employment Period,
(i) the Executive's position, authority, duties and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Change in Control Date, and (ii) the Executive's services will be performed at the location where the Executive was employed immediately preceding the Change in Control Date or any office that is the headquarters of the Company and is less than 35 miles from such location; it being understood and agreed that this subsection (ii) shall supercede the provisions of Section 6(c)(iv) dealing with the relocation of the Executive following a Change in Control.

     (b) Compensation and Benefits.

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          (i) Base Salary.  During the Change in Control Employment Period, the
Executive will receive an annual base salary (the "Annual Base Salary") at least equal to the base salary paid or payable to the Executive by the Company and its affiliated companies for the twelve-month period immediately preceding the Change of Control Date. During the Change in Control Employment Period, the Annual Base Salary will be reviewed at least annually and will be increased at any time and from time to time as will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary will not be reduced after any such increase, and the term Annual Base Salary as used in this Agreement will refer to the Annual Base Salary as so increased. The term "affiliated companies" includes any company controlled by, controlling or under common control with the Company.

          (ii) Annual Bonus. During the Change in Control Employment Period, the Executive will be entitled to participate in an annual incentive plan generally applicable to other peer executives of the Company and its affiliated companies, but in no event will such incentive plan provide the Executive with a less favorable opportunity to earn an annual bonus that is similarly structured to the annual incentive plan as in effect at any time during the six months immediately preceding the Change in Control Date.

          (iii) Incentive, Savings and Retirement Plans. During the Change in Control Employment Period, the Executive will be entitled to participate in all incentive (including stock incentive), savings and retirement, insurance plans, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide the Executive with incentive opportunities (including an annual stock award with a value equal to at least 30% of his then current base salary as provided in Section 3(c)), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than those provided by the Company and its affiliated companies for the Executive under such plans, policies and programs as in effect at any time during the six months immediately preceding the Change in Control Date.

          (iv) Welfare Benefit Plans. During the Change in Control Employment Period, the Executive and/or the Executive's family, as the case may be, will be eligible for participation in and will receive all benefits under welfare benefit plans, policies and programs provided by the Company and its affiliated companies to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, policies and programs in effect at any time during the six months immediately preceding the Change in Control Date.

          (v) Fringe Benefits. During the Change in Control Employment Period, the Executive will be entitled to fringe benefits in accordance with the comparable plans, policies and programs of the Company and its affiliated

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companies in effect for the Executive at any time during the six months immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

          (vi) Vacation. During the Change in Control Employment Period, the Executive will be entitled to paid vacation in accordance with the comparable plans, policies and programs of the Company and its affiliated companies in effect for the Executive at any time during the six months immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

     11. Termination of Employment Following Change in Control.

     (a) Death or Incapacity. The Executive's employment will terminate automatically upon the Executive's death or Incapacity during the Change in Control Employment Period.

     (b) Cause. The Company may terminate the Executive's employment during the Change in Control Employment Period for Cause (as defined in Section 6(b)).

     (c) Good Reason. The Executive's employment may be terminated during the Change in Control Employment Period by the Executive for Good Reason (as defined in Section 6(c). Any good faith determination of Good Reason made by the Executive during the Change in Control Employment Period shall be conclusive.

     (d) Notice of Termination. Any termination during the Change in Control Employment Period by the Company or by the Executive for Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

     (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Incapacity, the date specified in the Notice of Termination (which shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given), and (iii) if the Executive's employment is terminated for Incapacity, 30 days after Notice of Termination is given, provided that the Executive shall not have returned to the full-time performance of his duties during such 30-day period.

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     12. Compensation Upon Termination.

     (a) Termination Without Cause or for Good Reason. The Executive will be entitled to the following benefits if, during the Change in Control Employment Period, the Company terminates his employment without Cause or the Executive terminates his employment with the Company or any affiliated company for Good Reason.

          (i) Accrued Obligations. The Accrued Obligations are the sum of: (1) the Executive's Annual Base Salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given; (2) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid; (3) the product of the Annual Bonus paid or payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the Date of Termination and the denominator of which is 365; and (4) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive (but not including amounts that previously had been deferred at the Executive's request, which amounts will be paid in accordance with the Executive's existing directions). The Accrued Obligations will be paid to the Executive in a lump sum cash payment within ten days after the Date of Termination;

          (ii) Salary Continuance Benefit. The Salary Continuance Benefit is an amount equal to 2.99 times the Executive's Final Compensation. For purposes of this Agreement, "Final Compensation" means the Annual Base Salary in effect at the Date of Termination, plus the highest Annual Bonus paid or payable for the two most recently completed years and any amount contributed by the Executive during the most recently completed year pursuant to a salary reduction agreement or any other program that provides for pre-tax salary reductions or compensation deferrals. The Salary Continuance Benefit will be paid to the Executive in a lump sum cash payment not later than the 45th day following the Date of Termination;

          (iii) Welfare Continuance Benefit. For 36 months following the Date of Termination, the Executive and his dependents will continue to be covered under all health and dental plans, disability plans, life insurance plans and all other welfare benefit plans (as defined in Section 3(1) of ERISA) ("Welfare Plans") in which the Executive or his dependents were participating immediately prior to the Date of Termination (the "Welfare Continuance Benefit"). The Company will pay all or a portion of the cost of the Welfare Continuance Benefit for the Executive and his dependents under the Welfare Plans on the same basis as applicable, from time to time, to active employees covered under the Welfare Plans and the Executive will pay any additional costs. If participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan or any provision of law would create an adverse tax effect for the Executive or the Company due to such participation, the Company will provide substantially identical benefits directly or through an insurance arrangement. The Welfare Continuance Benefit as to any Welfare Plan will cease if and when the Executive has obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to the Executive and his dependents with respect to the specific type of benefit. The Executive or his dependents will become eligible for COBRA continuation coverage as of the date the Welfare Continuance Benefit ceases for all health and dental benefits.

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     (b) Death. If the Executive dies during the Change in Control Employment
Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations and three months of the Executive's Base Salary (which shall be paid to the Executive's beneficiary designated in writing or his estate, as applicable, in a lump sum cash payment within 30 days of the date of death);
(ii) the timely payment or provision of the Welfare Continuance Benefit to the Executive's spouse and other dependents for 36 months following the date of death; and (iii) the timely payment of all death and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

     (c) Incapacity. If the Executive's employment is terminated because of the Executive's Incapacity during the Change in Control Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations and three months of the Executive's Base Salary (which shall be paid to the Executive in a lump sum cash payment within 30 days of the Date of Termination); (ii) the timely payment or provision of the Welfare Continuance Benefit for 36 months following the Date of Termination; and (iii) the timely payment of all disability and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

     (d) Cause; Other than for Good Reason. If the Executive's employment is terminated for Cause during the Change in Control Employment Period, this Agreement will terminate without further obligation to the Executive other than the payment to the Executive of the Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by the Executive. If the Executive terminates employment during the Change in Control Employment Period, excluding a termination either for Good Reason, this Agreement will terminate without further obligation to the Executive other than for the Accrued Obligations (which will be paid in a lump sum in cash within 30 days of the Date of Termination) and any other benefits to which the Executive may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its affiliated companies.

     (e) Possible Reduction in Payment and Benefits. Following any Change in Control, to the extent that any amount of pay or benefits provided under to the Executive under this Agreement would cause the Executive to be subject to excise tax under sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and after taking into consideration all other amounts payable to the Executive under other Company plans, programs, policies, and arrangements, then the amount of pay and benefits provided under this Agreement shall be reduced to the extent necessary to avoid imposition of any such excise taxes. The Executive may select the payments and benefits to be limited or reduced, including an election not to have the vesting of certain benefits, including stock options, accelerate as a result of a Change in Control.

     (f) Acceleration of Vesting of Stock Awards. Except as may be otherwise agreed to by the Executive, all stock option and similar agreements with the Executive evidencing the grant of a stock option or other award under the

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Company's Stock Incentive Plan, or any successor plan, will provide that (i) the vesting of such stock awards will accelerate and become immediately exercisable and fully vested as of the Change in Control Date, and (ii) in the case of stock options, the Executive will have at least ninety (90) days after termination of employment, or such longer period as may be provided for in the separate stock option agreement, to exercise the stock option.

     13. Fees and Expenses; Mitigation; Noncompetition.

     (a) The Company will pay or reimburse the Executive for all costs and expenses, including without limitation court costs and reasonable attorneys' fees, incurred by the Executive (i) in contesting or disputing any termination of the Executive's employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case provided the Executive's claim is substantially upheld by a court of competent jurisdiction.

     (b) The Executive shall not be required to mitigate the amount of any payment the Company becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise. Except as specifically provided above with respect to the Welfare Continuance Benefit, the amount of any payment provided for in Section 12 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

     (c) The Executive will not be required to comply with the noncompetition covenant in Section 7(b) if his employment is terminated during the Change in Control Employment Period without Cause or he terminates for Good Reason.

     14. Continuance of Welfare Benefits Upon Death. If the Executive dies while receiving a Welfare Continuation Benefit, the Executive's spouse and other dependents will continue to be covered under all applicable Welfare Plans during the remainder of the 36-month coverage period. The Executive's spouse and other dependents will become eligible for COBRA continuation coverage for health and dental benefits at the end of such 36-month period.

     15. Change of Control Defined. For purposes of this Agreement, a "Change of Control" shall mean:

     (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act') of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities; provided, however, that the following acquisitions shall not constitute a Change of
Control:

          (i) acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege);

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

          (ii) any acquisition by the Company;

          (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

          (iv) any acquisition pursuant to a reorganization, merger or consolidation by any corporation owned or proposed to be owned, directly or indirectly, by shareholders of the Company if the shareholders' ownership of securities of the corporation resulting from such transaction constitutes a majority of the ownership of securities of the resulting entity and at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the incumbent board as defined in this Agreement at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

     (b) where individuals who, as of the inception of this Agreement, constitute the board of directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of such board of directors; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than a member of the board of directors; or

     (c) the shareholders of the Company approve, or the Company otherwise consummates,

          (i) a merger, statutory share exchange, or consolidation of the Company with any other corporation, except as provided in subparagraph (a)(iv) of this section, or

          (ii) the sale or other disposition of all or substantially all of the assets of the Company.

                             Part III: Miscellaneous
                            ------------------------

     16. Documents. All documents, record, tapes and other media of any kind or description relating to the business of the Company or any of its affiliates (the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Documents (and any copies) shall be returned to the Company upon the Executive's termination of employment for any reason or at such earlier time or times as the Board of Directors or its designee may specify.

     17. Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect arid shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

     18. Modification. The parties expressly agree that should a court find any provision of this Agreement, or part thereof, to be unenforceable or unreasonable, the court may modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with the public policy of Virginia.

     19. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

     20. Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent.

     21. Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

     22. Binding Effect. This Agreement shall be binding upon the Executive and on the Company, its successors and assigns effective on the date first above written subject to the approval by the board of directors of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     23. No Construction Against Any Party. This Agreement is the product of informed negotiations between the Executive and the Company. If any part of this Agreement is deemed to he unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Executive and the Company agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

     24. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.


                                   VIRGINIA FINANCIAL GROUP, INC.


                                   By:
                                      ----------------------------
                                       Harry V. Boney, Jr.
                                       Chairman of the Board



                                      ----------------------------
                                       Jeffrey W. Farrar